COUNTRYWIDE HOME LOANS Logo
February 27, 2009	400 Countrywide Way Simi Valley, California 93065-6298

LaSalle Bank N.A.
Attn: Andy Leszcznski
135 S. LaSalle Street, Suite 1511
Chicago, IL 60603

OFFICER’S CERTIFICATE

I, Joseph Candelario, hereby certify that I am an officer of Countrywide GP, LLC, general partner of Countrywide Home Loans Servicing LP (the “Servicer”). I further certify, with respect to the applicable servicing agreement relating to the securitization transactions(s) set forth on Exhibit A attached hereto (the “Servicing Agreement”) that:

(a)                 A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Servicing Agreement has been made under my supervision; and

(b)                 To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such year.

/s/ Joseph Candelario                                                      February 27, 2009
Joseph Candelario
First Vice President
Compliance Officer
Loan Administration

Exhibit A – Securitized Taransaction(s)
LaSalle Bank N.A.

BAFC 2008-1